Exhibit 4.2

AMENDMENT TO THE RIGHTS AGREEMENT BETWEEN

NABORS INDUSTRIES LTD.

AND

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

THIS AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made as of this 4th day of April, 2013, by and between Nabors Industries Ltd., a Bermuda exempted company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of July 16, 2012 (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the time at which any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall, if the Company so directs, amend the Rights Agreement without the approval of any holders of Rights Certificates.

WHEREAS, subject to and in accordance with the terms of this Amendment, the Company and the Rights Agent desire to amend the Rights Agreement in certain respects, as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereby agree as follows:

1.             The first sentence of the definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 10% or more of the Common Shares then issued and outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan or (v) any Exempt Person (as such term is hereinafter defined) (so long as such Person remains an Exempt Person).

2.             Section 1 of the Rights Agreement is hereby further amended to insert an additional paragraph including a definition of “Exempt Person” in the appropriate alphabetical location as follows:

“Exempt Person” shall mean the “Investor,” as such term is defined in the Standstill Agreement, and its Affiliates and Associates who or which would otherwise be an Acquiring Person solely by reason of being the Beneficial Owner of 10% or more of the Common Shares then issued and outstanding; provided that any such Exempt Person shall cease to be an Exempt Person if such Person, on or after the date of effectiveness of the amendment to this Agreement inserting this definition, together with all Affiliates and Associates of the Investor, becomes the Beneficial Owner of Common Shares in excess of 14.99% of the Common Shares then issued and outstanding, unless, following such acquisition, such Person would not otherwise be deemed an “Acquiring Person” hereunder.

3.             Section 1 of the Rights Agreement is hereby further amended to insert an additional paragraph including a definition of “Standstill Agreement” in the appropriate alphabetical location as follows:

“Standstill Agreement” shall mean the Agreement, dated as of April 4, 2013 by and among the Company and PHM Investment (USD) 1 S.à.r.l. III, L.P.

4.             The first sentence of Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

(a)           Until the earlier of (i) the Close of Business on the tenth day after the Shares Acquisition Date (or, in the event that the Board of Directors of the Company determines on or before such tenth day to effect an exchange in accordance with Section 24 and determines in accordance with Section 24(f) that a later date is advisable, such later date that is not more than twenty days after the Shares Acquisition Date) or (ii) the Close of Business on the

tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan (each, an “Excluded Person”)) of, or of the first public announcement of the intention of any Person (other than any Excluded Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Excluded Person) becoming the Beneficial Owner of Common Shares aggregating 10% (or, in respect of an Exempt Person, together with all Affiliates and Associates of such Exempt Person, in excess of 14.99% of the Common Shares then issued and outstanding) (such date being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) or by such electronic or other evidence of such Common Shares as permitted under applicable law and not by separate Right Certificates, except that the Rights associated with any uncertificated Common Shares shall be evidenced by the registration of such Common Shares in the Company’s share register in the names of the holders thereof (which registration shall also be deemed to be registration of ownership of the associated Rights), and (y) Right Certificates and the right to receive Right Certificates will be transferable only in connection with the transfer of the underlying Common Shares.

5.             The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms and, except as set forth herein, shall be otherwise unaffected hereby.

6.             This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.             This Amendment may be executed in any number of counterparts (including by facsimile or PDF) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.             If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date and year first above written.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name: Mark D. Andrews
Title: Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.,
Rights Agent

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

CERTIFICATE

This certificate is delivered to Computershare Trust Company, N.A., in connection with that certain Rights Agreement (the “Rights Agreement”), dated as of July 16, 2012, by and among Nabors Industries Ltd., a Bermuda exempted company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), in accordance with Section 27 of the Rights Agreement.  Pursuant to Section 27 of the Rights Agreement, the Rights Agent has agreed to execute the attached Amendment to the Rights Agreement upon delivery of this certificate from counsel to the Company stating that such Amendment to the Rights Agreement complies with the terms of Section 27 of the Rights Agreement.

The undersigned, as counsel to the Company, hereby certifies that the attached Amendment to the Rights Agreement complies with the terms of Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 4th day of April, 2013.

By:
Name:
Title: